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                                                                     EXHIBIT 4.5

                           AMENDING SUPPORT AGREEMENT

     THIS AMENDING SUPPORT AGREEMENT is entered into as of August 17, 1999, among Devon Energy Corporation, a Delaware corporation ("New Devon"), Devon Energy Corporation (Oklahoma) (formerly Devon Energy Corporation, an Oklahoma corporation) ("Old Devon"), and Northstar Energy Corporation, an Alberta corporation ("Northstar").

                                    RECITALS

     WHEREAS, pursuant to an arrangement effected by Articles of Arrangement dated December 10, 1998 filed pursuant to the Business Corporations Act (Alberta) (the "Act"), the issued and outstanding common shares of Northstar were exchanged for issued and outstanding Exchangeable Shares of Northstar (the "Exchangeable Shares").

     WHEREAS the Plan of Arrangement and the Articles of Amendment of Northstar set forth the rights, privileges, restrictions and conditions (collectively the "Exchangeable Share Provisions") attaching to the Exchangeable Shares.

     WHEREAS Old Devon and Northstar executed and delivered a Support Agreement dated December 10, 1998 (the "Support Agreement").

     WHEREAS Old Devon, New Devon, Devon Oklahoma Corporation ("Devon Oklahoma") and PennzEnergy Company entered into a Merger Agreement dated May 19, 1999 pursuant to which Devon Oklahoma, a wholly-owned subsidiary of Old Devon, agreed to merge into Old Devon, with Old Devon becoming a wholly-owned subsidiary of New Devon and PennzEnergy Company agreed to merge into New Devon.

     WHEREAS upon the merger becoming effective on August 17, 1999, inter alia:
(i) the holders of Devon Common Stock (as that term is defined in the Support Agreement) received shares of the common stock of New Devon; and (ii) Old Devon became a wholly-owned subsidiary of New Devon.

     WHEREAS the Exchangeable Share Provisions were amended with the approval of the holders of the Exchangeable Shares in accordance with the Act to change the definition of "Devon" to refer to New Devon.

     WHEREAS Section 1.1 of the Support Agreement by its terms incorporates the defined terms of the Exchangeable Share Provisions into the Support Agreement;

     WHEREAS it is necessary to substitute Old Devon with New Devon in the Support Agreement and amend the Support Agreement pursuant to Section 3.2 of the Support Agreement to maintain the equivalence of the Exchangeable Shares and the Devon Common Stock.

     NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1 New Devon shall be substituted as a party to the Support Agreement in the place and stead of Old Devon effective as of the date hereof with all of the rights and obligations of Old Devon under the Support Agreement.

2 New Devon hereby agrees with Old Devon and Northstar that it shall and will from time to time and at all times hereafter be bound by and observe, perform and fulfill each and every covenant, agreement, term, condition and stipulation on the part of Old Devon in the Support Agreement.
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3    Northstar hereby consents to and accepts New Devon as a party of the
     Support Agreement and agrees the Support Agreement shall continue in full force and effect with New Devon substituted as a party thereto in the place and stead of Old Devon.

4 For greater certainty, the "Exchangeable Share Provisions" referred to in the recitals to the Support Agreement shall be deemed to include any amendment thereto made from time to time.

5 This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

6 Except as specifically provided for in this Agreement, the Support Agreement shall continue in full force and effect with New Devon substituted as a party thereto in the place and stead of Old Devon.

          IN WITNESS WHEREOF, New Devon, Old Devon and Northstar have caused this agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

                                DEVON ENERGY CORPORATION

                                    /s/ J. Larry Nichols
                                By:_________________________________

                                DEVON ENERGY CORPORATION (OKLAHOMA)

                                    /s/ J. Larry Nichols
                                By:_________________________________


                                NORTHSTAR ENERGY CORPORATION

                                    /s/ John Richels
                                By:_________________________________

                                    /s/ Don A. Garner
                                By:_________________________________